Exhibit 99.1

Alesco Financial Inc. Announces Pricing of Upsized Offering of $115 Million of

Contingent Convertible Senior Notes and Repurchase of Approximately

$32.1 Million of Common Stock

Philadelphia, Pennsylvania – May 10, 2007 – Alesco Financial Inc. (NYSE: AFN), a specialty finance real estate investment trust, today announced it priced on May 9, 2007 a private offering of $115 million aggregate principal amount of 7.625% Contingent Convertible Senior Notes due 2027. The aggregate principal amount offered was increased from the previously announced $75 million aggregate principal amount. Alesco Financial also announced that it will repurchase approximately $32.1 million of its common stock with net proceeds of the offering at a price of $9.55 per share, the closing price of its common stock on May 9, 2007. Alesco granted the initial purchaser of the notes an option to purchase up to an additional $25 million aggregate principal amount of notes. Closing of the offering is expected to occur on May 15, 2007, subject to customary closing conditions.

Alesco expects to use the net proceeds from the offering not used to repurchase its common stock to pay down a portion of its indebtedness and to invest in its target asset classes over the next four to six months.

Select terms of the notes include the following:

•	Interest payments on the notes will be made semi-annually at a rate of 7.625%, beginning on November 15, 2007;

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The notes will be senior unsecured obligations of Alesco Financial and will be convertible at the option of the holder upon the occurrence of specified events, and during the 30 days prior to and including the second business day prior to any conversion transaction, scheduled repurchase date or the maturity date, into cash per note in an amount equal to the lesser of (i) $1,000 and (ii) the conversion value of the notes converted and, if the conversion value exceeds $1,000 per note, Alesco will also deliver shares of common stock per note in an amount equal to the excess of the conversion value over the principal amount of the notes converted;

•

The notes will be convertible at an initial conversion rate of approximately 85.4701 shares per $1,000 principal amount of notes. The initial conversion rate is subject to adjustment under certain circumstances. The initial conversion price of $11.70 represents a 22.5 percent premium to the closing price of Alesco’s common stock on May 9, 2007 of $9.55 per share;

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Prior to May 20, 2012, the notes will not be redeemable, except under certain limited circumstances. On or after May 20, 2012, Alesco may redeem all or a portion of the notes at a redemption price equal to the principal amount plus accrued and unpaid interest and additional interest, if any;

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Holders may require Alesco to repurchase all or a portion of the notes at a purchase price equal to the principal amount plus unpaid interest and additional interest, if any, on the notes on May 15, 2012, May 15, 2017 and May 15, 2022, and upon the occurrence of a fundamental change.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities of Alesco Financial in any jurisdiction. The notes and the shares Alesco Financial’s common stock that may be issuable upon exchange of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and other applicable securities laws.

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Investors:	Media:
John Longino	Joseph Kuo
Chief Financial Officer	Kekst and Company
215-701-9687	212-521-4863
jlongino@cohenandcompany.com